Exhibit 2.2

INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”), dated as of April 11, 2014, is by and among Anandia Laboratories Inc., a British Columbia corporation, having a place of business at 3322 West 38th Avenue, Vancouver, BC V6N 2X7 (the “Company”), 22nd Century Group, Inc., a Nevada corporation , having a place of business at 9530 Main Street, Clarence, New York 14031, United States of America (the “Parent”), and Botanical Genetics, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent, having a place of business at 9530 Main Street, Clarence, New York 14031, United States of America (the “Investor”).

WHEREAS, the Company has been granted an exclusive option from the University of Saskatchewan (“UofS”) to obtain an exclusive license for certain rights in and to all patent applications related to cannabinoid biosynthesis on which Jonathan Page is an inventor (while he was employed by the National Research Council of Canada (“NRC”), including, without limitation, the following: PCT/CA2010/001222, published as WO 2011/017798; PCT/CA2011/000428, published as WO 2011/127589; and PCT/CA2012/000656, published as WO 2013/006953; and for all patent applications to be filed based on the Cannabichromenic acid synthase from Cannabis sativa (NRC Reference 12634), which patent applications have been licensed to the UofS by NRC, with such license from NRC to UofS being for all the rights of NRC with respect to such patents and patent applications (collectively, the “UofS IP”); and

WHEREAS, the Company expects to finalize the formal terms of a license agreement with the UofS prior to August 1, 2014 (such license being the “UofS License Agreement”); and

WHEREAS, the parties desire and expect that, subject to the terms and conditions of this Agreement, after the date of the execution of the UofS License Agreement, the parties will finalize, execute and deliver a sublicense agreement, substantially in the form of Exhibit A hereto, whereby the Investor will be granted the exclusive rights to the UofS IP in the United States and co-exclusive rights with the Company in all other jurisdictions in the world other than Canada (the “Sublicense Agreement”); and

WHEREAS, the parties also desire that the Investor make certain capital investments in the Company as set forth herein and, in connection therewith, the Company issue to the Investor certain shares of common stock of the Company; and

WHEREAS, in connection with the transactions contemplated above, the parties contemplate that certain shares of stock of the Parent will be privately issued to the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby covenant and agree as follows:

1. Purchase and Sale of Shares

1.1 Tranche 1 Capital Investment.

(a) Capital Contribution. Subject to the terms and conditions of this Agreement, on the Tranche 1 Closing Date (as hereinafter defined), the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor, One Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six (1,666,666) shares of the common stock of the Company, no par value per shares (the “Tranche 1 Shares”), which shares represent ten percent (10%) of the then 16,666,666 issued and outstanding shares of the Company (excluding any shares issued or to be issued as set out in 3.1(b) of the Shareholders Agreement), in exchange for Two Hundred Fifty Thousand U.S. Dollars ($US 250,000) (the “Tranche 1 Capital Contribution”).

(b) Tranche 1 Closing Date. The closing of the transaction contemplated in Section 1.1(a) above, shall take place on the later of the date hereof or the date that all of the closing conditions set forth in Section 3.1 have been fulfilled (the “Tranche 1 Closing Date”). In the event all such conditions shall have not been fulfilled by May 31, 2014, either party may, in its sole discretion, terminate this Agreement, in which event neither the Investor nor the Company shall have any obligations hereunder.

(c) Closing Deliverables. On the Tranche 1 Closing Date, the Investor shall deliver to the Company the Tranche 1 Capital Contribution and the Company shall deliver to the Investor the Tranche 1 Shares, as evidenced by a duly authorized and executed stock certificate.

(d) Use of Proceeds. The Tranche 1 Capital Contribution shall be used for working capital of the Company and for no other purpose, all as described in greater detail in the Company’s business plan as provided to the Investor on March 11, 2014.

1.2 Tranche 2 Capital Investment.

(a) Capital Contribution. Subject to the terms and conditions of this Agreement, on the Tranche 2 Closing Date (as hereinafter defined), the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor, Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (3,333,334) shares of the common stock of the Company, no par value per shares (the “Tranche 2 Shares”), which shares will represent an additional fifteen percent (15%) of the then issued and outstanding shares of the Company (excluding any shares issued or to be issued as set out in 3.1(b) of the Shareholders Agreement), with the result being that the Investor will then own an aggregate of Five Million (5,000,000) shares of the common stock of the Company, being twenty-five percent (25%) of the Twenty Million (20,000,000) then total issued and outstanding shares of the Company (excluding any shares issued or to be issued as set out in 3.1(b) of the Shareholders Agreement), in exchange for Four Hundred Fifty Thousand U.S. Dollars ($US 450,000) and the Parent Stock described in Section 6 hereof (collectively, the “Tranche 2 Capital Contribution”). On the Tranche 2 Closing Date, the Investor shall deliver to the Company the Tranche 2 Capital Contribution and the Company shall deliver to the Investor the Tranche 2 Shares, as evidenced by a duly authorized and executed stock certificate.

(b) Tranche 2 Closing Date. The closing of the transaction contemplated in Section 1.2(a) above, shall take place on the date that all of the closing conditions set forth in Section 3.2 have been fulfilled (the “Tranche 2 Closing Date”). In the event all such conditions shall have not been fulfilled before the end of the term of the exclusive option agreement between the Company and UofS as referred to in Section 3.1(b) of this Agreement, then Investor may, in its sole discretion, terminate this Agreement, in which event neither the Investor nor the Company shall have any further obligations hereunder.

(c) Closing Deliverables. On the Tranche 2 Closing Date, the Investor shall deliver to the Company the Tranche 2 Capital Contribution and the Company shall deliver to the Investor the Tranche 2 Shares, as evidenced by a duly executed certificate.

(d) Use of Proceeds. The Tranche 2 Capital Contribution shall be used for working capital of the Company and for no other purpose, all as described in greater detail in the Company’s business plan as provided to the Investor on March 11, 2014.

1.3 Additional Capital Investments. The parties agree that the Investor may make capital contributions to the Company in addition to the Tranche 1 Capital Contribution and Tranche 2 Capital Contribution when and if mutually agreed to by the parties in writing from time to time, provided, however, that nothing herein shall obligate the Investor to make any such additional capital contributions.

1.4 Shareholder Agreement and Subscription Agreement. In connection with the closing of the transactions contemplated in Section 1.1(a), the Investor shall be provided with certain anti-dilution rights, tag along rights and other rights as set forth in the Shareholders Agreement in the form attached hereto as Exhibit B (the “Shareholders Agreement”) and the parties shall execute and deliver the Subscription Agreement in the form attached hereto as Exhibit C (the “Subscription Agreement”).

2. License Agreements.

2.1 UofS License Agreement. From and after the date hereof, the Company shall use commercially reasonable efforts to promptly negotiate, finalize and execute the UofS License Agreement. The Company agrees that at all times during such negotiations the Company shall keep the Investor fully apprised of the status of such negotiations. In connection therewith, the Company shall share copies of all draft agreements and take into consideration any and all comments and input received from the Investor related thereto. The Company understands and agrees that the final form of the UofS License Agreement shall be in such form and substance acceptable to the Investor and the Company shall not enter into any such agreement with UofS unless the form of such agreement is approved in writing by the Investor, such approval not to be unreasonably withheld.

2.2 Sublicense Agreement. Promptly after execution and delivery by the Company and UofS of the UofS License Agreement, the Company shall provide a full and complete copy of the fully executed UofS License Agreement to the Investor.  During the sixty (60) day period after the date of the Investor’s receipt of the executed UofS License Agreement (the “Reconciliation Period”), the Company and the Investor will in good faith negotiate and make any modifications to the form of Sublicense Agreement set forth in Exhibit A hereto required to reconcile any terms of the Sublicense Agreement with any terms of the executed UofS License Agreement.  If the parties cannot agree on such modifications before expiration of the Reconciliation Period, then the Investor (a) may terminate such negotiations or (b) may request that any disputed terms be resolved and fixed by binding arbitration, with the arbitration conducted pursuant to the arbitration provision set out below.

3. Conditions to Investor’s Obligations to Close Investments.

3.1 Tranche 1 Capital Investment. The Investor’s obligation to purchase the Tranche 1 Shares at the Tranche 1 Closing, and to make the Tranche 1 Capital Contribution, is subject to the fulfillment on or before the Tranche 1 Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 4 shall be true and correct as of such closing date and the Investor shall have received a certificate executed by an officer of the Company dated as of such closing date certifying that such representations and warranties are accurate as of such closing date.

(b) Exclusive Option Agreement. The Company shall have entered into agreements with UofS satisfactory to the Investor, in its sole discretion, providing the Company with an exclusive option with respect to an exclusive license for the UofS IP.

(c) Shareholders Agreement and Subscription Agreement. The Company, the Investor, the Parent and the other shareholders of the Company shall have executed and delivered the Shareholders Agreement and Subscription Agreement.

(d) Closing Deliverables. The Company shall have delivered to the Investor the following:

(i) certificate of good standing from the BC Registrar of Companies dated as of a date within five (5) business days prior to the Tranche 1 Closing Date, and

(ii) copies of appropriate board and shareholder resolutions of the Company adopted in connection with the contemplated transactions.

(e) Consents and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for the performance by the Company of its obligations related to such transactions.

(f) Non-Compete Agreements. John Coleman and Jonathan Page shall have entered into non-compete agreements in form and substance acceptable to the Investor, acting reasonably.

3.2 Tranche 2 Capital Investment. The Investor’s obligation to purchase the Tranche 2 Shares at the Tranche 2 Closing, and to make the Tranche 2 Capital Contribution, is subject to the fulfillment on or before the Tranche 2 Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Company in Section 4 shall be true and correct as of such closing date and the Investor shall have received a certificate executed by an officer of the Company dated as of such closing date certifying that such representations and warranties are accurate as of such closing date.

(b) UofS License Agreement. The Company and UofS shall have executed and delivered the UofS License Agreement, in form and substance satisfactory to the Investor.

(c) Sublicense Agreement. The Company and the Investor shall have executed and delivered the Sublicense Agreement.

(d) Closing Deliverables. The Company shall have delivered to the Investor the following:

(i) certificate of good standing from the BC Registrar of Companies dated as of a date within five (5) business days prior to the Tranche 2 Closing Date, and

(ii) copies of appropriate board and shareholder resolutions of the Company adopted in connection with the contemplated transactions.

(e) Consents and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for the performance by the Company of its obligations related to such transactions.

(f) Page and Coleman Employment. That Jonathan Page and John Coleman continue to be employed by the Company pursuant to written employment agreements that have been approved in writing by the Investor.

(g) Breach or Default. That the Company is not in breach or default under this Agreement or any of the Ancillary Agreements (as hereinafter defined).

4. Representations and Warranties of the Company.

The Company represents and warrants to the Investor that the following are true and correct as of the date of the Tranche 1 Closing Date and will be true and correct as of the Tranche 2 Closing Date, and acknowledges that the Investor is relying upon the accuracy of each such representation and warranty in connection with its purchase of the Tranche 1 Shares and Tranche 2 Shares (collectively, the “Shares”) and the completion of the transactions contemplated hereby:

4.1 Corporate Status. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Province of British Columbia, Canada, and has full power and authority to own, operate, and lease its properties as presently and heretofore owned, operated, and leased, and to carry on its business as now and heretofore conducted. The Company has delivered to the Investor true and complete copies of the Company’s organizational documents including, without limitation, its certificate of incorporation, by-laws, and stock records. The Company is not in violation of any of its organizational documents. The Company is qualified to do business, is in good standing, and has all required and appropriate licenses in each jurisdiction in which the conduct of its business or the ownership of its assets requires it to be so qualified. The Company was formed on November 26, 2013.

4.2 Authority. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which the Company is a party (collectively, the “Ancillary Agreements”) and consummation by the Company of the transactions contemplated hereby and thereby have been duly and effectively authorized by all necessary action, and this Agreement constitutes and the Ancillary Agreements when executed will constitute legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

4.3 Effect of Agreement. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby (i) do not require the filing with, or the consent, waiver, approval, license, or authorization of any person, entity, government agency, or public or regulatory authority; (ii) do not violate, with or without the giving of notice or the passage of time or both, any provision of law applicable to the Company; (iii) do not conflict with or result in a breach of the Company’s organizational documents, or, with or without the giving of notice or the passage of time or both, any other agreement or other instrument, or any order, judgment, decree, statute, regulation, or any other restriction of any kind or character, to which the Company or any of its shareholders is a party or by which the Company, or any of its shareholders or any of its respective assets may be bound or give to others any right to terminate, or result in termination of any provision of such instruments; and (iv) do not result in the creation of any liability, lien, encumbrance, claim, or other restriction upon any of the property, assets or securities of the Company or the acceleration or maturity of any debt or other obligation of the Company.

4.4 Capital Stock; Subsidiaries. The Company has authorized an unlimited number of voting common shares in the capital stock of the Company and the Company has only issued a total of 15,000,000 common shares to the holding companies of the two founders. Except as set out herein, there are no existing options, warrants, rights, conversion rights, calls, or commitments of any character relating to the issued or unissued capital stock or any other security of the Company, and no restriction imposed by the Company or by any other person or entity on transfers of any shares of the outstanding capital stock or any other security of the Company. The Company has no subsidiaries, nor owns, directly or indirectly, any outstanding securities of, nor controls, nor holds any other interest in any corporation, partnership, limited liability company, or other entity. Except for the shares of common stock reserved for issuance under the Company’s Stock Option and Incentive Plan, as described in Section 3.1(b)(i) of the Shareholders Agreement, the Company will not issue or grant any other rights to acquire any securities of the Company from the date hereof up to and including the Tranche 2 Closing Date.

4.5 Assets. Except as set forth in Schedule 4.5, the Company does not own, lease or have any rights in any other material assets, machinery and equipment and other material personal property, tangible or intangible, the cost or value of which is greater than Five Thousand United States Dollars (US $5,000). The Company has good and valid title to all such assets, subject to no mortgage, pledge, lien, lease, encumbrance or charge.

4.6 Liabilities. Except as set forth in Schedule 4.6, the Company has no liabilities or obligations, contingent or otherwise of any kind.

4.7 Contracts. Except the license for space at UBC and the exclusive option with the UofS to negotiate a license for the UofS IP, (i) the Company, its employees and/or its shareholders is/are not a party to or subject to, and has never been a party to or subject to, any material agreement, contract, or commitment (whether oral or written) relating to the Company or any of its assets or liabilities, including but not limited to its intellectual property (the “Contracts”), (ii) true and complete copies of each Contract have been delivered to the Investor, (iii) each of the Contracts is a valid and binding agreement of the Company and all other parties thereto, (iv) the Company and, if applicable, its shareholders and employees, has fulfilled all obligations required pursuant to each Contract to have been performed prior to the date hereof, (v) there has not occurred any default under any of the Contracts on the part of the Company or on the part of any other party thereto, (vi) there has not occurred any event which, with the giving of notice or the lapse of time or both, would constitute any default under any of the Contracts on the part of the Company or any other party thereto, and (vii) the consummation of the transactions contemplated by this Agreement will not create a default under or permit the termination of or otherwise have any adverse effect on any Contract and if applicable, its shareholders and/or employees.

4.8 Intellectual Property. All past and present employees, consultants, advisors and agents of the Company, including Jonathan Page and John Coleman, have signed appropriate and customary intellectual property assignment agreements, assigning to the Company all rights to any and all inventions, improvements, discoveries or other information they have or may have in connection with their work or activities for the Company. True, correct and complete copies of all such agreements have been provided to the Investor. Neither the Company, Jonathan Page, John Coleman, and/or any other officer, director, employee or agent of the Company has entered into or has any knowledge of any options, licenses or agreements with respect to the UofS IP, or granted or has any knowledge of any third party any rights related thereto. Upon entering into the UofS License Agreement, the Company will hold exclusive rights, title and interest to UofS IP, subject to no mortgage, pledge, lien, lease, encumbrance, charge or any third-party rights, other than royalty payments due under such agreement to UofS.

4.9 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened against the Company.

4.10 Compliance with Law. The Company is and has been at all times in compliance with all laws, rules, regulations, ordinances, writs, injunctions, permits, resolutions, approvals, orders of all governmental agencies, bodies or authorities applicable to the Company and its business. There is no outstanding order, notice, writ, injunction or decree of any court, government or governmental agency against or affecting the Company or any member of its Board of Directors or any of its shareholders.

4.11 Permits. Upon receipt of the license from Health Canada to conduct activities with controlled substances, the Company has all (and is not in default under any) franchises, permits, licenses, authorizations and any similar authority necessary for the conduct of its business as now being conducted by it and as proposed to be conducted.

4.13 Brokers or Finders. No agent, broker, finder, investment banker, financial advisor or other person has been retained or engaged by the Company, any member of its Board of Directors and/or any of its shareholders or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee as a result of action taken by the Company, in respect of any of the transactions contemplated by this Agreement.

4.14 Tax Returns and Payments. There are no federal, provincial, state, county, local, foreign or any other type of taxes or other obligations due or payable by the Company which have not been timely paid. There are no accrued and unpaid taxes of the Company which are due, whether or not assessed or disputed.

4.15 Disclosure. No representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5. Covenants.

5.1 Conduct of Business. From the date hereof up to and including the Tranche 2 Closing Date, except as otherwise expressly provided by this Agreement, or as the Investor may otherwise consent to in writing, the Company will not engage in any activity or enter into any transaction outside of the ordinary and usual course of its business as described in the Company’s business plan provided to the Investor on or which would be inconsistent with the terms of this Agreement, including any of the representations and warranties set forth in Section 4. Without limiting the generality of the foregoing, the Company shall not: (A) undergo any material adverse change in its condition (financial or otherwise), properties, securities, business, operations or prospects; (B) declare, set aside, or pay any distribution in respect of its shares or any other securities or make any direct or indirect redemption, purchase or other acquisition or commitment of any shares or any other securities; (C) sell or issue any shares or options or other rights to purchase any such shares or other securities, except only under the Company’s Stock Option and Incentive Plan as described in Section 3.1(b)(i) of the Shareholders Agreement; (D) mortgage, pledge or subject to any lien, lease, security interest, encumbrance, or other restriction, any of its properties, assets or securities other than entering into equipment leases and obtaining a line of credit up to Two Hundred fifty Thousand United States Dollars ($250,000.00) in the normal course of business, except that the intellectual property of the Company and/or its shareholders shall be excluded from any pledge, lien, security interest or other encumbrance of any type; (E) sell or grant or transfer to any party or parties any license, or grant an option to acquire a license to use any intellectual property; or (F) merge or consolidate or enter into any other business combination or acquire any stock, equity interest or business of any other person or entity. From the date hereof to the Tranche 2 Closing Date, the Company shall also preserve and maintain its existence and its power and capacity to own or lease its property and assets and carry on its business, pay or cause to be paid all its liabilities and obligations as and when due, and the Company shall comply in all material respects with the requirements of all applicable laws, rules, regulations and all contracts and agreements to which it is a party.

5.2 Change in Representations and Warranties. From the date of this Agreement to the Tranche 2 Closing Date, in the event the Company, any member of its Board of Directors and/or any of its shareholders learns that any of its representations and warranties contained in this Agreement is or will become inaccurate, the Company shall give immediate detailed written notice thereof to the Investor.

6. Parent Stock and Securities Matters.

6.1 Issuance of Parent Stock. As part of the Tranche 2 Capital Contribution, on or promptly after the Tranche 2 Closing Date, the Parent shall grant and privately issue shares of common stock of the Parent (the “Parent Stock”), as follows:

(a) On or promptly after the Tranche 2 Closing Date, the Parent shall privately issue One Hundred Fifty Thousand (150,000) shares of Parent Stock, to the Company; and

(b) On March 31, 2015, the Parent shall privately issue a number of shares of Parent Stock with a value of at least Three Hundred Twenty Five Thousand United States Dollars ($US 325,000) to the Company.

The Parent shall have no obligation to issue any Parent Stock in the event the Tranche 2 Closing Date does not occur as provided in this Agreement before the end of the term of the exclusive option agreement between the Company and UofS as referred to in Section 3.1(b) of this Agreement. The issuance of the Parent Stock as contemplated above shall be conditioned upon both Jonathan Page and John Coleman being employed by the Company on the issue date and the Company being in compliance with all terms of this Agreement and the Ancillary Agreements.

6.2 Securities Law Matters. As a condition to the private issuance by the Parent to the Company of any Parent Stock, the Company shall be required to deliver any such documents and representations regarding securities law matters as reasonably requested by the Parent, including, but not limited to, a document confirming the representations set forth in Exhibit D.

6.3 Withholding and Taxes. Upon issuance of any Parent Stock, the Parent may deduct and withhold from amounts payable to, or require payments from, the Company to, satisfy any applicable tax withholding requirements. Neither Investor nor Parent makes any representation or warranty with respect to the tax consequences of the issuance of any Parent Stock to the Company.

7. Other Agreements.

7.1 Research Agreements. Subject to separate research agreements agreed to and entered into by the parties in their sole discretion, the Company and the Investor may agree on and define specific project milestones related to product development from the UofS IP that the Investor is interested in funding, both parties are interested in the Company carrying out, and that the Company desires to and has the capability to carry out (the “Investor Funded Research”). In accordance with any subject research agreement, the Investor will pay the costs associated with Investor Funded Research and the Company will provide the Investor with exclusive commercial rights in the United States to any new intellectual property generated by the Company in the course of completing any Funded Research (the “New IP”). In addition, the Company will receive 15% of any payments, including, without limitation, option fees, license fees, minimum annual royalties, milestone payments, and running royalties the Investor receives from sublicensing the New IP to third-parties. Commercialization rights in jurisdictions outside of the United States developed from the New IP will be negotiated by the parties.

8. Miscellaneous

8.1 Survival of Warranties. The warranties, representations and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

8.2 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the parties.

8.3 Governing Law; Jurisdiction; Venue. This Agreement shall be governed in all respects by the laws of the Province of British Columbia, without regard to principles of conflicts of law.

8.4 Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that no such consent shall be required in the event of an assignment of this Agreement by a party to a wholly-owned or controlled subsidiary of such party so long as the assigning party remains obligated under this Agreement to perform all of its duties hereunder as if such assignment had not occurred.

8.5 Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the Parent, the Company and the Investor with regard to the subjects hereof and thereof, and supersedes any and all other understandings and agreements of the parties, oral and/or written, including, but not limited to, the letter agreement by and between the Company and the Parent dated as of January 22, 2014. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

8.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement by any other party, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

8.9 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate and/or limited liability company powers or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

8.10 Notices. All notices required or permitted to be given hereunder shall be in writing and shall only be delivered by personal delivery or by internationally recognized overnight delivery service. If personally delivered, such notice shall be deemed delivered upon actual receipt. If delivered by overnight delivery service, such notice shall be deemed delivered upon the earlier of receipt or two (2) days after delivered to the carrier. All notices shall be addressed to the addresses set forth in the preamble hereto or to such other respective addresses and/or addressees as may be designated by written notice given in accordance with the provisions of this Section 8.10.

8.11 Public Announcements. On and after the date hereof, the parties shall not issue any press release or make any public statement regarding the transactions contemplated by this Agreement prior to obtaining the other parties’ written approval, except that no such approval shall be necessary to the extent that such disclosures is required by securities law or other applicable law, rule or regulation and the Investor and Parent may make such disclosures in any securities filings provided the Company is promptly notified of such disclosure after such filings have been made.

8.12 Arbitration. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by arbitration under the International Commercial Arbitration Rules of Procedure of the British Columbia International Commercial Arbitration Centre.  The appointing authority shall be the British Columbia International Commercial Arbitration Centre. The case shall be administered by the British Columbia International Commercial Arbitration Centre in accordance with its Rules. The place of arbitration shall be Vancouver, British Columbia, Canada.

8.13 Parent Guarantees Obligations of Investor. The Parent guarantees the obligations of the Investor set out in this Agreement to the Company including, without limitation, the obligation to make the Tranche 1 Investment and the Tranche 2 Investment, if required under the terms of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date first written above.

ANANDIA LABORATORIES INC.

By:
Name:
Title:

22nd CENTURY GROUP, INC.

By:
Name:
Title:

Botanical Genetics, LLC

By:
Name:
Title:

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